(Exhibit 11)
                          INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
                    (In millions, except per-share amounts)

                                                             Three Months Ended
                                                                  March 31,
                                                             ------------------
                                                               1995        1994
                                                               ----        ----
Net earnings                                                  $ 246       $   1
Debenture interest savings, net of taxes, assuming
     conversion of convertible subordinated debentures            2          *
                                                              -----       -----
Primary and fully diluted net earnings                        $ 248       $   1
                                                              =====       =====
Earnings per common share                                     $1.95       $0.01
                                                              =====       =====
Primary and fully diluted earnings per share                  $1.91       $0.01
                                                              =====       =====
PRIMARY AND FULLY DILUTED SHARES
Average shares outstanding                                    126.4       124.2
Shares assumed to be repurchased using long-term
     incentive plan deferred compensation at average
     market price                                              (0.3)       (0.3)
Shares assumed to be issued upon exercise of
      stock options, net of treasury buyback at average
      market price                                              0.4         0.5
Shares assumed to be issued upon conversion of
      convertible subordinated debentures                       2.9          *
                                                              -----       -----
Primary and fully diluted shares                              129.4       124.4
                                                              =====       =====

Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.

* Convertible subordinated debentures were antidilutive.